Exhibit 99.2

BG Staffing, Inc. Announces Pricing of Public Offering of Common Stock

PLANO, Texas – May 25, 2018 – BG Staffing, Inc. (NYSE American: BGSF), a rapidly growing national provider of professional temporary staffing services, today announced the pricing of an underwritten public offering of 1,125,000 newly issued shares of common stock for a public offering price of $18.00 per share. The gross proceeds to BG Staffing from this offering are expected to be approximately $20.3 million, before deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Company has granted to the representatives of the underwriters a 30-day over-allotment option to purchase up to an additional 168,750 shares of common stock. The offering is expected to close on or about May 30, 2018, subject to customary closing conditions.
The Company intends to use the net proceeds received from the sale of the common stock to reduce outstanding indebtedness and for general corporate purposes; however, a portion of the net proceeds may also be used to cancel outstanding stock options currently held by L. Allen Baker, Jr., BG Staffing's president and chief executive officer.
Roth Capital Partners and Taglich Brothers, Inc. are acting as joint book-running managers for the offering.
A shelf registration statement relating to the shares of common stock to be issued in the offering was filed with the Securities and Exchange Commission (the "SEC") and is effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying prospectus have been filed with the SEC and may be obtained from Roth Capital Partners, 888 San Clemente Drive, Newport Beach, California 92660, Attn: Equity Capital Markets, via telephone at (800) 678-9147 or via email at rothecm@roth.com, or from Taglich Brothers, Inc., 275 Madison Avenue, Suite 1618, New York, New York 10016, Attn: Equity Capital Markets, via telephone (212) 661-6886 or via email at schroeder@taglichbrothers.com, or by accessing the SEC's website, www.sec.gov.

Exhibit 99.2

About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its various divisions. BG Staffing is primarily a professional temporary staffing platform that has integrated several regional and national brands.

Forward-Looking Statements
The forward-looking statements in this press release, including with respect to the proposed offering and the intended use of the proceeds of the offering, are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The offering is subject to market and other conditions, including the Company's ability to satisfy the closing conditions of the offering, and there can be no assurance as to whether or when the offering may be completed. The Company's actual results could differ materially from those indicated by forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the SEC, including in the “Risk Factors” section of the prospectus supplement. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500
terri@bibimac.com